Exhibit 4.11

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

T1V, INC.

CONVERTIBLE PROMISSORY NOTE

$	February 5, 2020

Charlotte, NC

T1V, Inc., a Delaware corporation (the “Company”) promises to pay to xxxxxx (the “Lender”), or Lender’s registered assigns, in lawful money of the United States of America the principal sum of $             , or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to seven percent (7%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Unless earlier converted into Conversion Shares pursuant to Section 2(b) of that certain Note Purchase Agreement dated February 5, 2020 by and among the Company, Lender and certain other investors (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after the earlier of: (i) the Maturity Date and (ii) the closing of a Qualified Financing (each, a “Maturity Event”); provided, that in the event that the Lender demands payment under this Note at any time after a Maturity Event, the Company shall repay all outstanding principal and accrued interest over two years in twenty-four (24) consecutive equal monthly payments. In such event, the outstanding principal balance shall continue to accrue interest during such repayment period and all such interest shall be amortized over the twenty-four (24) month period.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

This Note is issued in full payment and satisfaction of that certain Convertible Promissory Note in principal amount of $6,857, dated January 22, 2014, issued by the Company in favor of the Lender.

1. Interest. Accrued interest on this Note shall be payable at maturity.

2. Prepayment. The Company may not prepay the principal, together with accrued interest, prior to the Maturity Date without the consent of the Majority Note Holders. For the avoidance of doubt, the Company may pay the principal, together with accrued interest, following the Maturity Date without the consent of the Majority Note Holders.

3. Security. This Note is a general unsecured obligation of the Company.

4. Priority. This Note is subordinated in right of payment to all indebtedness of the Company arising under that certain Financing Agreement, dated as of August 12, 2015, as amended and restated or modified from time to time, between the Company and Pacific Western Bank, as successor in interest to Square 1 Bank (“Senior Creditor”), pursuant to that certain Subordination Agreement, dated on or about the date hereof, among the Company, the Senior Creditor, the Lender and the other parties named therein.

5. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2(b) of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

6. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

7. Successors and Assigns. This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

8. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

9. No Rights or Liabilities as a Stockholder. This Note does not by itself entitle the Lender to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Lender, shall cause the Lender to be a stockholder of the Company for any purpose.

10. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

11. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

12. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

13. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

14. Governing Law. The provisions of this Note shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the State of North Carolina (without reference to conflict of law provisions), as to all other matters.

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The Company has caused this Convertible Promissory Note to be issued as of the date first written above.

T1V, INC.

By:
Michael Feldman, President & CEO

ACKNOWLEDGED AND AGREED:

LENDER

T1V, Inc.

Signature Page to Convertible Promissory Note